                                       -----------------------------------------
                                                     OMB APPROVAL
                                       -----------------------------------------

                                        OMB NUMBER:                  3235-0145
                                        EXPIRES:              OCTOBER 31, 1997
                                        ESTIMATED AVERAGE BURDEN
                                        HOURS PER RESPONSE...............14.90
                                       -----------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4 )*


                                Northeast Bancorp
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                    Common Stock, par value $ 1.00 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    663904100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)

                                 October 9, 2003
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                              PAGE 1  OF  13  PAGES.
                                  ---    ----

                         EXHIBIT INDEX LOCATED ON PAGE          SEC 1746 (12-91)
                                                      ---

                                  SCHEDULE 13D

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  2   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      00
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                     [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                              7   SOLE VOTING POWER
        NUMBER OF
         SHARES          -------------------------------------------------------
      BENEFICIALLY            8   SHARED VOTING POWER
        OWNED BY
          EACH                    127,000
        REPORTING        -------------------------------------------------------
         PERSON               9   SOLE DISPOSITIVE POWER
          WITH
                         -------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER

                                  127,000
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      127,000
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                    [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.9%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  3   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SOAM Holdings, LLC
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      00
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                         7    SOLE VOTING POWER
       NUMBER OF
        SHARES        ----------------------------------------------------------
     BENEFICIALLY        8    SHARED VOTING POWER
       OWNED BY
         EACH                 87,800
       REPORTING      ----------------------------------------------------------
        PERSON           9    SOLE DISPOSITIVE POWER
         WITH
                      ----------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                              87,800
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      87,800
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.4%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  4   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Partners II, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          7    SOLE VOTING POWER
       NUMBER OF
        SHARES         ---------------------------------------------------------
     BENEFICIALLY         8    SHARED VOTING POWER
       OWNED BY
         EACH                  16,700
       REPORTING       ---------------------------------------------------------
        PERSON            9    SOLE DISPOSITIVE POWER
         WITH
                       ---------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               16,700
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      16,700
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.6%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  5   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER
         NUMBER OF
          SHARES        --------------------------------------------------------
       BENEFICIALLY          8   SHARED VOTING POWER
         OWNED BY
           EACH                  9,900
         REPORTING      --------------------------------------------------------
          PERSON             9   SOLE DISPOSITIVE POWER
           WITH
                        --------------------------------------------------------
                            10   SHARED DISPOSITIVE POWER

                                 9,900
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      9,900
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0.4%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  6   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                            7   SOLE VOTING POWER
        NUMBER OF
         SHARES           ------------------------------------------------------
      BENEFICIALLY          8    SHARED VOTING POWER
        OWNED BY
          EACH                   61,200
        REPORTING         ------------------------------------------------------
         PERSON             9    SOLE DISPOSITIVE POWER
          WITH
                          ------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 61,200
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      61,200
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      2.4%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  7   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Malta Offshore, Ltd
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                          7   SOLE VOTING POWER
        NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        8    SHARED VOTING POWER
        OWNED BY
          EACH                 39,200
        REPORTING      ---------------------------------------------------------
         PERSON           9    SOLE DISPOSITIVE POWER
          WITH
                       ---------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               39,200
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      39,200
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.5%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------------------                  ---------------------------
CUSIP NO.    663904100                                  PAGE  8   OF  13  PAGES
           ----------------------                            ---     ----
-----------------------------------                  ---------------------------

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Terry Maltese
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

      00
--------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                      [ ]
--------------------------------------------------------------------------------
  6   CITIZEN OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                          7   SOLE VOTING POWER
        NUMBER OF
         SHARES        ---------------------------------------------------------
      BENEFICIALLY        8    SHARED VOTING POWER
        OWNED BY
          EACH                 127,000
        REPORTING      ---------------------------------------------------------
         PERSON           9    SOLE DISPOSITIVE POWER
          WITH
                       ---------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               127,000
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      127,000
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      4.9%
--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 4 to Schedule 13D relating to Northeast Bancorp (the "Issuer") is being filed on behalf of the undersigned to amend Amendment No. 3 to the Schedule 13D dated June 27, 2003, Amendment No. 2 to the Schedule 13D dated September 24, 2002, Amendment No. 1 to the Schedule 13D dated March 7, 2002 and the Schedule 13D dated April 20, 2001 (the "Schedule 13D'). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.        SOURCE AND AMOUNT OF FUNDS.

     The net investment cost (including commissions, if any) of the shares of Common Stock held by MHF, MPII, MHFII and MO is $92,169, $155,477, $588,977, and $477,704, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

(a) Based upon an aggregate of 2,584,577 shares of Common Stock outstanding, as set forth in the Issuer's Annual Report on Form 10-K for the year ended June 30, 2003, as of the close of business on October 9, 2003:

     (i) MHF beneficially owned 9,900 shares of Common Stock, constituting approximately 0.4% of the shares outstanding.

     (ii) MPII beneficially owned 16,700 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

     (iii) MHFII beneficially owned 61,200 shares of Common Stock, constituting approximately 2.4% of the shares outstanding.

     (iv) MO beneficially owned 39,200 shares of Common Stock, constituting approximately 1.5% of the shares outstanding.

     (v) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 9,900 shares owned by MHF, the 16,700 shares owned by MPII, the 61,200 shares owned by MHFII and the 39,200 shares owned by MO, or an aggregate of 127,000 shares of Common Stock, constituting approximately 4.9% of the shares outstanding.

     (vi) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 9,900 shares owned by MHF, the 16,700 shares owned by MPII, and the 61,200 shares owned by MHFII, or an aggregate of 87,800 shares of Common Stock, constituting approximately 3.4% of the shares outstanding.

     (vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 9,900 shares owned by MHF, the 16,700 shares owned by MPII, the 61,200 shares owned by MHFII and the 39,200 shares owned by MO, or an aggregate of 127,000 shares of Common Stock, constituting approximately 4.9% of the shares outstanding.

     (viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 127,000 shares of Common Stock, constituting approximately 4.9% of the shares outstanding.

     (ix)      2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to October 9, 2003, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number      Price
            Date        Action           of Shares   per Share
            ----        ------           ---------   ---------

         10/09/03        Sold               200        $16.75
         10/08/03        Sold               200        $16.64
         10/07/03        Sold               200        $16.64
         10/06/03        Sold               200        $16.69
         09/24/03        Sold               100        $16.74
         09/23/03        Sold               100        $16.74
         09/19/03        Sold               100        $16.74
         09/18/03        Sold               100        $16.74
         09/17/03        Sold               100        $16.74
         09/16/03        Sold               100        $16.74
         08/26/03        Sold               100        $16.64
         08/08/03        Sold               400        $16.94


     During the sixty days prior to October 9, 2003, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number      Price
            Date        Action           of Shares   per Share
            ----        ------           ---------   ---------

         10/09/03        Sold               400        $16.75
         10/08/03        Sold               300        $16.64
         10/07/03        Sold               400        $16.64
         10/06/03        Sold               400        $16.69
         09/24/03        Sold               100        $16.74
         09/23/03        Sold               100        $16.74
         09/19/03        Sold               100        $16.74
         09/18/03        Sold               100        $16.74
         09/17/03        Sold               100        $16.74
         09/16/03        Sold               100        $16.74
         09/03/03        Sold               100        $16.94
         08/26/03        Sold               100        $16.64
         08/08/03        Sold               700        $16.94


     During the sixty days prior to October 9, 2003, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number      Price
            Date        Action           of Shares   per Share
            ----        ------           ---------   ---------

         10/09/03        Sold              1,500       $16.75
         10/08/03        Sold              1,000       $16.64
         10/07/03        Sold              1,400       $16.64
         10/06/03        Sold              1,600       $16.69
         10/02/03        Sold                100       $16.64
         09/24/03        Sold                300       $16.74
         09/23/03        Sold                500       $16.74
         09/22/03        Sold                100       $16.74
         09/19/03        Sold                300       $16.74
         09/18/03        Sold                400       $16.74
         09/17/03        Sold                400       $16.74
         09/16/03        Sold                400       $16.74
         09/03/03        Sold                200       $16.94
         08/26/03        Sold                500       $16.64
         08/08/03        Sold              2,400       $16.94


     During the sixty days prior to October 9, 2003, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                           Number      Price
            Date        Action           of Shares   per Share
            ----        ------           ---------   ---------

         10/09/03        Sold               900        $16.75
         10/08/03        Sold               600        $16.64
         10/07/03        Sold               900        $16.64
         10/06/03        Sold             1,000        $16.69
         09/24/03        Sold               200        $16.74
         09/23/03        Sold               300        $16.74
         09/22/03        Sold               100        $16.74
         09/19/03        Sold               200        $16.74
         09/18/03        Sold               300        $16.74
         09/17/03        Sold               300        $16.74
         09/16/03        Sold               200        $16.74
         09/03/03        Sold               200        $16.94
         08/26/03        Sold               300        $16.64
         08/08/03        Sold             1,500        $16.94

(d)  Not applicable.

(e)  Not applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 20, 2003


MALTA PARTNERS II, L.P.                    MALTA HEDGE FUND, L.P.
By:  SOAM Holdings, LLC,                   By:  SOAM Holdings, LLC,
     the sole general partner                   the sole general partner


By: /s/ Terry Maltese                      By: /s/ Terry Maltese
    ------------------------------             ------------------------------
        Terry Maltese                              Terry Maltese
        President                                  President


MALTA OFFSHORE, LTD.                       MALTA HEDGE FUND II, L.P.

By:  Sandler O'Neill                       By:  SOAM Holdings, LLC,
     Asset Management LLC                       the sole general partner


By: /s/ Terry Maltese                      By: /s/ Terry Maltese
    ------------------------------             ------------------------------
        Terry Maltese                              Terry Maltese
        President                                  President


MALTA HOLDINGS, LLC                        SANDLER O'NEILL ASSET
                                           MANAGEMENT LLC

By: /s/ Terry Maltese                      By: /s/ Terry Maltese
    ------------------------------             ------------------------------
        Terry Maltese                              Terry Maltese
        President                                  President



Terry Maltese


By: /s/ Terry Maltese
    ------------------------------
        Terry Maltese